                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549

                               ____________

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 25, 1995
                                                  --------------

    Commission    Registrant, State of Incorporation,      IRS Employer
   File Number       Address, and Telephone Number      Identification No.
   -----------    -----------------------------------   ------------------
0-7862            AMERCO                                  88-0106815
                  (A Nevada Corporation)
                  1325 Airmotive Way, Ste. 100
                  Reno, Nevada  89502-3239
                  Telephone (702) 688-6300

2-38498           U-Haul International, Inc.              86-0663060
                  (A Nevada Corporation)
                  2727 N. Central Avenue
                  Phoenix, Arizona 85004
                  Telephone (602) 263-6645

- ---------------------------------------------------------------------------
      (Former name or former address, if changed since last report.)

          Item 5.   Other Events.

Shoen Litigation
- ----------------

          Certain current members of the Board of Directors of AMERCO (the "Company") and one former director are defendants in an action in the Superior Court of the State of Arizona, Maricopa County entitled Samuel W. Shoen, M.D., et al. v. Edward J. Shoen, et al., No. CV88-20139, instituted August 2, 1988 (the "Shoen Litigation"). The Company was also a defendant in the action as originally filed, but the Company was dismissed from the action on August 15, 1994. The plaintiffs, who are all members of a stockholder group that is currently opposed to existing Company management, alleged, among other things, that certain of the individual plaintiffs were wrongfully excluded from sitting on the Company's Board of Directors in 1988 through the sale of Company Common Stock to certain key employees. That sale allegedly prevented such stockholder group from gaining a majority position in the Company's voting stock and control of the Company's Board of Directors. The plaintiffs alleged various breaches of fiduciary duty and other unlawful conduct by the individual defendants and sought equitable relief, compensatory damages, punitive damages, and statutory post-judgment interest at the rate of 10% per year.

          Based on the plaintiffs' theory of damages (that their stock has little or no current value) the Court ruled that the plaintiffs elected as their remedy in this lawsuit to transfer their shares of stock to the defendants for a price determined based on the value of the plaintiffs' stock in 1988. On October 7, 1994, the jury determined that (i) the defendants breached their fiduciary duties, and (ii) such breach diminished the value of the plaintiffs' stock. The jury also determined the value of the plaintiffs' stock in 1988 to be $81.12 per share or approximately $1.48 billion. On February 2, 1995, the judge in this case granted the defendants' motion for remittitur or a new trial on the issue of damages. The judge determined that the value of the plaintiffs' stock in 1988 was $25.30 per share or approximately $461.8 million. On February 13, 1995, the plaintiffs filed a statement accepting the remittitur. The jury also awarded the plaintiffs $70 million in punitive damages against Edward J. Shoen. The judge ruled that this punitive damage award is excessive and granted Edward J. Shoen's motion for remittitur or a new trial on the issue of punitive damages. The judge reduced the award of punitive damages against Edward J. Shoen to $7 million. On February 13, 1995, the plaintiffs filed a statement accepting the remittitur reducing the punitive damage to $7 million. On February 21, 1995, judgment was entered against the defendants and on March 23, 1995 Edward J. Shoen filed a notice of appeal from the award of punitive damages. The plaintiffs have subsequently filed a notice of cross-appeal from the judge's remittitur of the punitive damages.

           Pursuant to separate indemnification agreements, the Company had contracted to indemnify the defendants to the fullest extent permitted by law or the Company's Articles of Incorporation or By-Laws, for all expenses and damages, if any, incurred by the defendants in this proceeding, subject to certain exceptions. With respect to the defendants who have filed for protection under the federal bankruptcy laws, the extent of the Company's indemnification obligations may be an issue in the bankruptcy proceedings. The defendants have not attempted to make demands upon or prosecute their indemnification claims against the Company. The Company reserves the right to contest the validity of any indemnification claims made by the defendants.

          Any attempted transfer of Common Stock from the plaintiffs to the defendants will implicate rights held by the Company. For example, pursuant to the Company's By-Laws, the Company has certain rights of first refusal with respect to the transfer of the plaintiffs' stock. In addition, the defendants' rights to purchase the plaintiffs' stock may present a corporate opportunity which the Company is entitled to exercise.

          On February 21, 1995, the director-defendants filed for protection under Chapter 11 of the federal bankruptcy laws, resulting in the issuance of an order automatically staying the execution of the judgment against those defendants. On April 25, 1995, four of the director-defendants, in cooperation with the Company, filed plans of reorganization in the United States Bankruptcy Court for the District of Arizona (collectively, the "Plan"). The plans of reorganization filed by the director-defendants propose the same funding and treatment of the plaintiffs' claims resulting from the judgment in the Shoen Litigation.

          Under the Plan, the director-defendants will transfer (or cause to be transferred) to a stock transfer trust (the "Stock Transfer Trust"), property having a stipulated or adjudicated value in excess of $461.8 million. Each of the plaintiffs would receive a trust certificate representing an undivided, fractional beneficial interest in the Stock Transfer Trust. The property transferred to the Stock Transfer Trust is expected to consist of
(i) approximately $300 million in Series B 7 1/2% non-voting cumulative redeemable preferred stock issued by the Company or one of its subsidiaries; (ii) a 1993 REMIC certificate held by the Company with a face value of $11,518,452 evidencing a pool of 61 commercial mortgage loans which are secured by mortgages or deeds of trust on 60 self-storage properties; (iii) mortgage loans with an aggregate principal balance of approximately $109,913,871 on property held by the Company, one or more of its subsidiaries, or two corporations affiliated with the Company; and (iv) real property held free and clear by the Company or its subsidiaries having a total value of approximately $50 million. Upon the funding of the Stock Transfer Trust, the plaintiffs participating in the Stock Transfer Trust will be obligated to transfer their shares of Common Stock.

          Alternatively, and in lieu of their respective proportionate shares of the property to be transferred to the Stock Transfer Trust, each of the plaintiffs may elect to participate in a settlement and receive a discounted cash payment in full satisfaction of their claim (the "Settlement"). The Settlement provides for a cash fund of up to $350 million to be paid by the Company to satisfy the claims of all plaintiffs electing to participate in the Settlement. Any plaintiff electing to participate in the Settlement will receive a pro rata distribution of such fund based on the percentage of all of the plaintiffs' stock held by such plaintiff. Any plaintiff so electing will not participate in or be entitled to any interest in the Stock Transfer Trust and the amount of property transferred to the Stock Transfer Trust will be correspondingly reduced. The Company plans to finance the Settlement through its existing lines of credit, additional debt or equity issuances, asset sales or a combination of the foregoing. The Company will determine which financing source or sources to use to fund the Settlement based on, among other things, market conditions as they exist from time to time and the number of plaintiffs electing to participate in the Settlement. The Company is unable to estimate the amount or cost of the financing, if any, necessary to fund the Settlement. Upon receipt of the cash distribution pursuant to the Settlement, the plaintiffs electing to participate in the Settlement will be obligated to transfer their Common Stock.

          The Company expects the Plan to be confirmed in 1995 and completed by early 1996. However, there is no assurance that the Plan will be confirmed by the federal bankruptcy court or that the Plan as confirmed will operate as described above. Because of the Plan's complexity and the alternatives provided to the plaintiffs under the Plan, the Company is unable to determine the Plan's impact on the Company's financial condition, results of operations, or capital expenditure plans. However, as a result of financing the Plan, the Company is likely to incur additional costs in the future in the form of dividends on preferred stock and/or interest on borrowed funds.

          No provision has been made in the Company's financial statements for any payments to be made to the plaintiffs or the Stock Transfer Trust pursuant to the Plan. In addition, in the event any consideration paid by the Company for the plaintiffs' stock is in excess of the fair value of the stock received by the Company, the Company will be required to record an expense equal to that difference.

          On April 25, 1995, the director-defendants in the Shoen Litigation filed an action in the United States Bankruptcy Court for the District of Arizona entitled Edward J. Shoen, et al. v. Leonard S. Shoen, et al., Case No. 95-1430-PHX-JMM, Adversary
No. 95-284, seeking injunctive relief to prevent the Company from conducting its annual meetings of stockholders until the Plan is confirmed and/or to prevent the plaintiffs from voting the Common Stock that they are required to transfer pursuant to the Shoen

Litigation. The director-defendants allege that despite the election by the plaintiffs to transfer their Common Stock and thereby disengage themselves from Company ownership, the plaintiffs have two members of their stockholder group nominated to fill two director positions which are scheduled for election at the 1994 deferred annual meeting of stockholders. The 1994 deferred annual meeting of stockholders is currently scheduled to be held on July 21, 1995. The director-defendants argue that it is inappropriate to base the plaintiffs' right to vote at stockholders meetings on their record ownership of Common Stock which is the subject of the judgment in the Shoen Litigation. The director-defendants further allege that if the Company is not enjoined from holding its 1994 deferred annual meeting and its 1995 annual meeting until the Plan is confirmed and if the plaintiffs are not enjoined from voting their Common Stock, the plaintiffs are likely to elect up to half of the members of the Company's Board of Directors before the end of 1995 because the plaintiffs currently control more Common Stock than the stockholder group that supports existing Company management. The election of Board of Director nominees supported by the plaintiffs would be likely to disrupt the Company's ability to support and finance the Plan. Such disruption, the defendants allege, will affect the defendants' ability to reorganize and will cause substantial and irreparable injury to the defendants. As a result of the foregoing, unless the director-defendants are successful in this action, there can be no assurance that the Company and the director-defendants will continue to cooperate in satisfying the judgment in the Shoen Litigation. The preliminary injunction hearing is scheduled for May 26, 1995.

Market Overhang
- ---------------

          Currently, 1,105,132 shares of the Company's common stock are trading on Nasdaq-National Market ("Nasdaq"). The Company has 37,558,931 other shares of common stock outstanding. Of this amount (i) 18,254,596 shares are held by the plaintiffs in the Shoen Litigation and are expected to be transferred to the Company or its designee pursuant to the Plan as described above; (ii) 17,150,395 shares are held pursuant to a stockholder agreement by a stockholder group supportive of the Company's existing management (the "Inside Stockholder Group"); (iii) 1,245,777 are allocated to participants in the AMERCO Employee Savings, Profit Sharing and Employee Stock Ownership Plan (the "ESOP"); and (iv) 908,163 shares are held by others.

          In addition to the 908,163 shares described in (iv) above, shares held by members of the Inside Stockholder Group could be sold to the public in the near future. For example, subject to certain limitations and restrictions, Paul F. Shoen and Sophia M. Shoen may elect to cause the Company to effect the registration under the Securities Act of 1933, as amended (the "Securities Act") of all or part of the common stock held by them pursuant to separate Share Repurchase and Registration Rights Agreements.

Sophia M. Shoen and Paul F. Shoen currently hold 1,638,472 and 2,869,058 shares, respectively, of the Company's common stock. In addition, Sophia M. Shoen and Paul F. Shoen have informed the Company that they plan to begin regular sales of common stock pursuant to Rule 144 under the Securities Act. Furthermore, the Company has registered 1,700,000 shares of common stock held by Mark V. Shoen who is a member of the Inside Stockholder Group, for public sale from time to time by him.

          Finally, the Company may issue and sell common stock in the future. For example, the Company plans to file in the near future a registration statement covering 25,000,000 shares of common stock to be issued and sold to the public from time to time by the Company. This and other sales of common stock by the Company, as well as sales of currently outstanding shares, could adversely affect the market price for the Company's common stock trading on Nasdaq.

                           SIGNATURES

          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           AMERCO
                              -----------------------------------
                                        (Registrant)


Date  May 4, 1995             /s/Gary B. Horton
      -----------             -----------------------------------
                                   Gary B. Horton, Treasurer